Exhibit 10.1

ADDENDUM A

SALE TRANSACTION

1. Award of Transaction Bonus. In the event the Company enters into a definitive agreement with a Buyer (as defined below) to sell all or substantially all of the securities or assets of the Acquired Companies (as defined below), each Participant identified on Schedule 1 hereto shall be entitled to receive such Participant’s Incentive Award at the Target Incentive Level (the “Transaction Bonus”), provided, that one of the following conditions has been satisfied (each, a “Payment Event”):

a. The Transaction Date (as defined below) occurs on or before December 31, 2009, and the Participant remains employed through the Transaction Date;

b. The Transaction Date has not occurred as of December 31, 2009, and the Participant remains employed by the Company through December 31, 2009;

c. The Participant terminates employment with the Company (other than a termination for “Cause”, as defined in the Company’s Severance Policy) and accepts employment with the Buyer as part of the sale transaction after the date that the sale agreement is executed (the “Signing Date”) and on or before the Transaction Date; or

d. The Participant is terminated by the Company without Cause after the Signing Date and on or before the Transaction Date.

2. Payment of Transaction Bonus. Any Transaction Bonus that becomes payable to a Participant under Section 1 shall be paid in a single lump-sum payment following the date of the Payment Event, as follows:

a. With respect to a Payment Event under Section 1(a), within 30 days following the Transaction Date.

b. With respect to a Payment Event under Section 1(b), no later than March 15, 2010.

c. With respect to a Payment Event under Section 1(c) or 1(d), within 30 days following the date of Participant’s termination of employment and no later than March 15, 2010.

d. In the event the sale is not consummated on or before March 15, 2010, the Transaction Bonus shall be paid no later than March 15, 2010, provided, that a Payment Event condition under Section 1 has been satisfied as of March 15, 2010.

3.	Definitions. For purposes of this Addendum, the following terms shall have the following meanings:

a. “Acquired Companies” means Health Net of Connecticut, Inc., Health Net of New York, Inc., Health Net Insurance of New York, Inc., FOHP, Inc., Health Net of New Jersey, Inc., and Health Net Services (Bermuda) Ltd..

b. “Administrator” means the Compensation Committee of the Board.

c. “Buyer” means the person(s) acquiring the securities or assets of the Acquired Companies pursuant to the sale transaction.

d. “Transaction Date” means the date of the consummation of the sale transaction.

4. Additional Terms and Conditions.

a. This Addendum shall be effective upon the Signing Date and shall expire one year from the Signing Date.

b. In the event a Participant is eligible to receive a Transaction Bonus under this Addendum, such Transaction Bonus shall be paid in lieu of any Incentive Award that would otherwise be payable under the Plan with respect to the 2009 Plan Year.

c. In the event that a Participant’s employment with the Company is terminated for any reason other than as specified in Section 1, such Participant shall forfeit all right, title and interest in and to any Transaction Bonus under this Addendum.

d. If a Participant is entitled to a payment of a Transaction Bonus under Section 1 in connection with his or her termination of employment, the Transaction Bonus will be paid to the Participant only if such termination constitutes a “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h). For purposes of this Addendum, the date of a Participant’s termination of employment shall be the date of such Participant’s “separation from service.”

e. Each Transaction Bonus payable under this Addendum is intended to satisfy the short-term deferral exemption under Treasury Regulation Section 1.409A-1(b)(4). To the extent that the Administrator determines that any such payments may not be either compliant with or exempt from Section 409A of the Code and related Department of Treasury guidance, the Administrator may, in its sole discretion, take such action(s) that it determines are necessary or appropriate to cause the Transaction Bonus to be exempt from, or comply with, Section 409A of the Code and related Department of Treasury guidance.

IN WITNESS WHEREOF, this Addendum is adopted effective as of the Signing Date.

HEALTH NET, INC.

By:	/s/ Karin D. Mayhew
Name:	Karin D. Mayhew
Title:	Senior Vice President of Organization Effectiveness